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                                                                    Exhibit 10.1

                                                              Unica Corporation
                                                          Reservoir Place North
                                                                170 Tracer Lane
                                                              Waltham, MA 02451
                                                             T: +1.781.839.8000
[LOGO]                                                       F: +1.781.890.0012

February 1, 2006

Mr. Ralph Goldwasser
93 Hyde Avenue
Newton Center, MA  02458

Dear Ralph:

      I am pleased to confirm our offer for you to join Unica Corporation as Senior Vice President, and Chief Financial Officer, reporting to me in our Waltham office, contingent upon your acceptance of the terms of our standard Non-Competition, Non-Disclosure and Developments Agreement, a copy of which is attached. In this role, you will be responsible for all duties and responsibilities generally associated with being the company's financial officer and leader of the General Administrative team.

      Your base salary will be paid at an initial rate of $10,000 per semi-monthly pay period, which is equivalent to an annual salary of $240,000 per year. As a regular employee, you will be eligible to participate in Unica's standard benefit programs, which currently include paid holidays, paid vacation (fifteen days during the first year), long term employment sabbatical program, medical and dental coverage, life insurance, 401(k), and short/long term disability insurance.

      You will also be eligible to receive incentive compensation designed to reward you for your contributions to the Company's growth, revenues, and profitability subject to Unica's Executive Bonus Plan for FY2006 (October 1, 2005-September 30, 2006). Your Bonus target for fiscal 2006 is $100,000, prorated for this year based on your start date. This Bonus will be based on a combination of the Company's achievement of its financial goals and the successful achievement of your individual objectives.

      In addition, subject to the approval of the Company's Board of Directors, you will be granted the option to purchase 100,000 shares of the Company's common stock priced at fair market value on the grant date. The option will be subject to the terms and conditions of the Company's 2005 Stock Incentive Plan (the "Plan"), which includes provisions for accelerated vesting upon certain change in control events as well as termination for Good Reason within one year of the change in control, and will otherwise vest over a four year period on a quarterly basis beginning one year from your start date (e.g. 25% of the options granted will vest on the first year anniversary of your start date and the remaining options will vest quarterly on a straight-line basis over the remaining 3 years.) In addition, contingent upon Board of Directors approval, you will also be granted 50,000 Restricted Stock Units, subject to the terms and conditions of the Company's Plan, which includes provisions for accelerated vesting upon certain change

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of control events as well as termination for Good Reason within one year of the change in control, and will otherwise be earned ratably over a four year period. Beginning one year from your start date, in the event of a change of control and termination for Good Reason, all as defined in the Plan, within one year of the change in control, all of your stock options outstanding and unvested will become immediately exercisable, and all of the restricted stock units granted but not vested will immediately vest. Good Reason in your stock option and restricted stock units agreements will be defined to include failure of the surviving entity to employ you in a position with responsibilities commensurate with your responsibilities as Chief Financial Officer at Unica. More details of these plans will be shared with you after you begin your employment.

      The company does not have a formal severance policy in case of termination of employment. In the event that your employment is terminated by the company, your severance arrangements will be consistent with company practice for senior executives.

      The Company requires your ongoing commitment to fulfill any obligations of confidentiality you may have with respect to trade secrets and confidential information of former employers and any other third parties, in connection with your performance of services for Unica. In addition, the Company requires you to verify that the performance of your position at Unica does not and will not breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to Unica). Please provide us with a copy of any such agreements, if they exist.

      For purposes of completing the I-9 form, please bring sufficient documentation to demonstrate your eligibility to work in the United States on your first day of employment.

      Ralph, I am very excited about the prospect of having you join Unica as its Senior Vice President, Chief Financial Officer. We anticipate your start date will be on or before February 14th, 2006. We believe you will be a substantial contributor and look forward to growing the business with you.

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      As an acknowledgement of your acceptance, please sign one copy of this letter and forward it to Carol Dane in Human Resources (fax: 781-890-5950). I look forward to hearing from you.

Sincerely,

/s/ Yuchun Lee

Yuchun Lee
Chief Executive Officer

I ACCEPT THIS OFFER OF EMPLOYMENT AND THE TERMS OF NON-COMPETITION, NON-DISCLOSURE AND DEVELOPMENTS AGREEMENT. THIS OFFER LETTER SETS FORTH THE COMPLETE AND ENTIRE UNDERSTANDING REGARDING MY EMPLOYMENT AND SUPERCEDES ANY AND ALL OTHER NEGOTIATIONS, PROPOSALS OR UNDERSTANDINGS, WHETHER WRITTEN OR ORAL.

/s/ Ralph Goldwasser                          February 2, 2006
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Ralph Goldwasser                              Date